Exhibit 99.77(c)

ITEM 77C - Matters submitted to a vote of security holders

1.	An annual meeting of shareholders of Voya Prime Rate Trust was held on July 7, 2016 to: 1) elect 12 nominees to the Board of Trustees of Voya Prime Rate Trust.

	Proposal	Shares Voted For	Shares Voted Against or Withheld	Shares Abstained	Broker non-vote	Total Shares Voted
Colleen D. Baldwin	1	122,646,395.844	3,173,451.064	0.000	0.000	125,819,846.908
John V. Boyer	1	122,652,839.143	3,167,047.765	0.000	0.000	125,819,886.908
Patricia W. Chadwick	1	122,670,625.741	3,149,261.167	0.000	0.000	125,819,886.908
Peter S. Drotch	1	122,600,117.385	3,219,769.523	0.000	0.000	125,819,886.908
Martin J. Gavin	1	122,741,410.468	3,078,476.440	0.000	0.000	125,819,886.908
Russell H. Jones	1	122,711,557.088	3,108,329.820	0.000	0.000	125,819,886.908
Patrick W. Kenny	1	122,604,412.385	3,215,474.523	0.000	0.000	125,819,886.908
Joseph E. Obermeyer	1	122,841,130.663	2,978,756.245	0.000	0.000	125,819,886.908
Sheryl K. Pressler	1	122,680,853.866	3,139,033.042	0.000	0.000	125,819,886.908
Christopher P. Sullivan	1	122,650,808.085	3,169,078.823	0.000	0.000	125,819,886.908
Roger B. Vincent	1	122,601,271.871	3,218,615.037	0.000	0.000	125,819,886.908

Proposal passed.